EXHIBIT 99. 1

QUALITY DISTRIBUTION, INC. ANNOUNCES SECOND

QUARTER RESULTS

FOR IMMEDIATE RELEASE

TAMPA, FL – August 8, 2007 – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported its highest total revenues and highest transportation revenues in its history. The total revenue for the quarter was $194.6 million, a 2.3% increase over second quarter revenues of $190.3 million last year. Transportation revenues increased 1.6% from the prior-year quarter primarily resulting from an increase in prices. Total revenue for the six months ended June 30, 2007, increased to $372.7 million from $369.0 million last year, with transportation revenues increasing by 0.7%.

Operating income for the quarter ended June 30, 2007 was $11.9 million versus $5.5 million for the first quarter of this year an increase of 115% on revenue growth of 9.3%. The improved margins are a result of a decrease in insurance expense in the quarter and a general improvement in operating margins in both our trucking and tank wash businesses as both began to recover from a weak 4th and 1st quarter.

Net income for the quarter ended June 30, 2007 was $2.2 million, or $0.12 earnings per fully diluted share (“EPS”), as compared with net income of $5.5 million or $0.28 EPS in the second quarter of last year. Net income for the six months ended June 30, 2007 was $2.1 million, or $0.11 EPS, as compared with net income of $10.0 million, or $0.51 EPS last year.

The company’s reported EPS was adversely impacted by a higher than normal effective tax rate in the 2nd quarter of 48.8%. The quarterly rate was affected by certain permanent tax items, the impact of which will be mitigated on a full year basis such that the Company expects its annual effective tax rate to be in the range of 36% to 39%. Applying an annual 39% tax rate to pre-tax income for the second quarter 2007 results in an EPS of $0.14 as compared to an EPS of $0.18 for the comparable period last year. Included in the quarter was a pre-tax charge of approximately $300,000 ($0.01 EPS assuming a 39% effective tax rate) related to the Company’s relocation of its corporate headquarters to a new facility in Tampa, FL.

As previously announced, effective May 1, 2007 the Company acquired the assets of Brite Clean, a leading tank wash operation with annual revenues of approximately $12 million, and facilities located in Carteret, NJ, Bensalem, PA, Houston, TX and Chicago, IL.

The Company also announced on August 2, 2007 that it has entered into an agreement to acquire 100% of the outstanding stock of Boasso America Corporation (“Boasso”) for approximately $60 million, subject to purchase price adjustments. Boasso, headquartered in Chalmette, LA, is a leading provider of ISO tank container and depot services. This acquisition will add six additional locations in Chalmette, LA, Houston, TX, Charleston, SC, Chicago, IL, Detroit, MI and Jacksonville, FL to the Company’s network of tank container service centers. For its most recent fiscal year ended March 31, 2007, Boasso had revenues in excess of $70 million. The Company expects the acquisition to be immediately accretive to earnings and to close during the fourth quarter.

Commenting on the results and acquisitions, President and Chief Executive Officer Gary Enzor stated, “Demand began to recover in the 2nd quarter and based on feedback from our customers, we anticipate that the 2nd half of this year will show an improvement over the first half of this year. We are also pleased to announce the signing of a purchase agreement to acquire Boasso. This acquisition significantly increases our presence in the chemical import/export market, a market that has historically grown at rates in excess of three times the overall market for bulk tank transportation and is a business that has operating margins that are typically higher than those of our core businesses.”

Timothy Page, Chief Financial Officer added, “The Brite Clean acquisition we concluded on May 1st of this year has had an immediate positive impact on our earnings as we were able to consolidate several existing facilities with the new Brite Clean locations. Additionally, we have undertaken a number of initiatives to improve margins in both our trucking and tank wash businesses and expect to see improving margins in the 2nd half of this year and going forward.”

The Company will host a conference call for investors to discuss these results on August 9, 2007 at 11:00 a.m. Eastern Time. The toll free dial-in number is 888-390-0675; the toll number is 210-234-0033; the passcode is 7366. A replay of the call will be available until September 9, 2007, by dialing 800-839-8789; passcode; 7366. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page Senior Vice President and Chief Financial Officer 800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
OPERATING REVENUES:
Transportation	$151,683	$149,317	$293,756	$291,626
Other service revenues	19,065	17,237	36,033	35,207
Fuel surcharge	23,884	23,724	42,938	42,195

Total operating revenues	194,632	190,278	372,727	369,028

OPERATING EXPENSES:
Purchased transportation	123,427	129,809	239,374	251,390
Compensation	20,587	18,393	40,256	36,274
Fuel, supplies and maintenance	19,375	12,796	35,549	23,739
Depreciation and amortization	4,183	3,851	8,230	7,788
Selling and administrative	7,406	5,486	13,872	10,751
Insurance claims	4,444	4,044	11,082	7,928
Taxes and licenses	843	855	1,624	1,645
Communications and utilities	2,497	2,307	5,129	4,855
Loss (gain) on disposal of property and equipment	(10)	(66)	199	(223)

Total operating expenses	182,752	177,475	355,315	344,147

Operating income	11,880	12,803	17,412	24,881

Interest expense	8,075	7,913	15,752	15,265
Interest income	(176)	(892)	(375)	(1,110)
Other income	(396)	(219)	(359)	(357)

Income before taxes	4,377	6,001	2,394	11,083
Provision for income taxes	2,135	467	247	1,069

Net income	$2,242	$5,534	$2,147	$10,014

PER SHARE DATA:
Net income per common share
Basic	$0.12	$0.29	$0.11	$0.53

Diluted	$0.12	$0.28	$0.11	$0.51

Weighted average number of shares

Basic	19,354	18,895	19,351	18,929

Diluted	19,480	19,734	19,478	19,616

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,878	$6,841
Accounts receivable, net	95,356	85,482
Prepaid expenses	7,881	6,101
Prepaid tires	7,488	7,517
Deferred tax asset, net	18,320	18,320
Other	5,922	9,214

Total current assets	137,845	133,475
Property and equipment, net	115,754	116,964
Assets held-for-sale	367	381
Goodwill	140,404	138,980
Intangibles, net	1,370	635
Non-current deferred tax asset, net	20,740	19,578
Other assets	8,925	11,249

Total assets	$425,405	$421,262

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$2,664	$2,578
Accounts payable	13,382	13,957
Affiliates and independent owner-operators payable	14,927	11,025
Accrued expenses	21,585	21,197
Environmental liabilities	7,021	5,995
Accrued loss and damage claims	9,468	11,533

Total current liabilities	69,047	66,285
Long-term indebtedness, less current maturities	276,791	276,544
Environmental liabilities	4,337	5,831
Accrued loss and damage claims	18,232	20,633
Other non-current liabilities	16,685	14,249
Deferred tax liability	787	724

Total liabilities	385,879	384,266
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock, no par value; 29,000 authorized, 19,337 issued at June 30, 2007 and 19,210 issued at December 31, 2006	360,862	359,995
Treasury stock, 155 and 172 shares at June 30, 2007 and December 31, 2006, respectively	(1,494)	(1,527)
Accumulated deficit	(113,047)	(114,866)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(18,699)	(18,531)
Stock purchase warrants	—	21
Stock subscriptions receivable	(340)	(340)

Total shareholders’ equity	37,693	35,163

Total liabilities, minority interest and shareholders’ equity	$425,405	$421,262

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,147	$10,014
Adjustments to reconcile to net cash and cash equivalents used in operating activities:
Depreciation and amortization	8,230	7,788
Bad debt expense	441	(236)
Foreign currency transaction gain	(247)	(178)
Loss (gain) on disposal of property and equipment	199	(223)
Interest income on repayment of stock subscription	—	(690)
Stock based compensation	807	1,473
Amortization of deferred financing costs	899	901
Amortization of bond discount	121	122
Minority dividends	72	72
Deferred taxes	(193)	—
Changes in assets and liabilities:
Accounts and other receivables	(10,315)	1,355
Prepaid expenses	(1,650)	(159)
Prepaid tires	(106)	(465)
Other assets	51	(4,921)
Accounts payable and accrued expenses	1,098	(12,107)
Environmental liabilities	(468)	(3,616)
Accrued loss and damage claims	(4,466)	150
Affiliates and independent owner-operators payable	3,902	2,751
Other liabilities	753	180

Net cash provided by operating activities	1,275	2,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,415)	(8,095)
Acquisition of business and assets	(3,032)	(4,630)
Proceeds from sales of property and equipment	4,243	3,330

Net cash used in investing activities	(3,204)	(9,395)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(1,303)	(757)
Proceeds from revolver	26,800	113,900
Payments on revolver	(26,300)	(115,100)
Change in book overdraft	(1,284)	9,402
Minority dividends	(72)	(72)
Proceeds from purchase of stock options	72	101

Net cash (used in) provided by financing activities	(2,087)	7,474

Effect of exchange rate changes on cash	53	70

Net (decrease) increase in cash and cash equivalents	(3,963)	360

Cash and cash equivalents, beginning of period	6,841	1,636

Cash and cash equivalents, end of period	$2,878	$1,996